Exhibit (a)(1)(B)

FORM OF MEETING INVITE TO ELIGIBLE EMPLOYEES

From: Denise L. Jackson

To: AMN Eligible Employees

Sent: Friday, November 6, 2009

Subject: Equity Exchange Information Meeting

Dear AMN Equity Grantees,

We are pleased to inform you of the filing of a Tender Offer for certain of your outstanding Stock Options and Stock Appreciation Rights that, at your election and discretion, would allow you to exchange these Options and SARS for Restricted Stock Units, on terms and conditions set forth in the Tender Offer, including the approval of the Equity Exchange by AMN’s shareholders at a Special Meeting of Shareholders on December 9, 2009. The Tender Offer materials are being sent to your homes and should arrive early next week. In addition, you may click on this link to review the Tender Offer.

We encourage you to read the Offering Materials prior to attending this meeting. The Offering Materials contain important information about the Equity Exchange and they will help you better prepare for the Q&A session during the meeting.

There are a limited number of dial in’s for this meeting so it is strongly encouraged that if you are physically in San Diego or Irving that you gather in the scheduled conference rooms for this meeting.

Details are as follows:

San Diego – Auditorium

Irving – Statesman Training Room 110

Remote – Go-To Meeting (details will be added for the invite)

This communication does not constitute an offer to exchange, or a solicitation of an offer to exchange, eligible awards nor is it a substitute for the Tender Offer Statement on Schedule TO or the Offer to Exchange included therein (including the Election Form and related documents) (collectively, as amended from time to time, the “Offering Materials”) filed by the Company with the SEC. The Equity Exchange is made only through the Offering Materials. Persons who may be eligible to participate in the Equity Exchange should read the Offering Materials carefully because they contain important information about the Equity Exchange, including the various terms and conditions of the Equity Exchange. The Company’s stockholders and equity award holders may obtain the written materials described above and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov.

Denise L. Jackson

Senior Vice President and General Counsel

AMN Healthcare (NYSE:AHS)